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Exhibit 5.1

January 19, 2017
Winnebago Industries, Inc.
P.O. Box 152
Forest City, Iowa 50436

Re:	Winnebago Industries, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Winnebago Industries, Inc., an Iowa corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, of shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”) by certain selling shareholders on a delayed or continuous basis pursuant to the provisions of Rule 415 under the Securities Act.
In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement. In such examination, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any documents reviewed by us had the legal capacity to do so and (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
The opinions hereinafter expressed are subject to the following qualifications and exceptions:
(a)    the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and without limiting the generality of the foregoing qualification;
(b)    limitations imposed by general principles of equity upon the availability of equitable remedies and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or which would be commercially unreasonable, or where their breach is not material;
(c)    we express no opinion as to the enforceability of any provisions of any agreement providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy;
(d)    our opinion is based upon current statutes, rules, regulations, cases and official interpretative opinions, and it covers certain items that are not directly or definitively addressed by such authorities.
Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

The foregoing opinions are limited in all respects to the corporate laws of the State of Iowa and the federal laws of United States of America and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws, and we do not express any opinions as to the laws of any other jurisdiction. The Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect and to the facts as they presently exist.
We hereby consent to the use of our name under the heading “Legal Opinions” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

/s/	Linquist & Vennum LLP